Exhibit 16

POWER OF ATTORNEY

Each officer and director of Blue Owl Credit Income Corp. whose signature appears below constitutes and appoints Craig W. Packer, Bryan Cole and Jonathan Lamm, and each of them to act without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him or her and in his or her name, place, and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 28, 2024.

Name	Title
/s/ Craig W. Packer Craig W. Packer	Chief Executive Officer, President and Director

/s/ Edward D’Alelio Edward D’Alelio	Chairman of the Board, Director

/s/ Melissa Weiler Melissa Weiler	Director

/s/ Christopher M. Temple Christopher M. Temple	Director

/s/ Eric Kaye Eric Kaye	Director

/s/ Victor Woolridge Victor Woolridge	Director

/s/ Bryan Cole Bryan Cole	Chief Operating Officer and Chief Financial Officer

/s/ Matthew Swatt Matthew Swatt	Co-Treasurer and Co-Chief Accounting Officer

/s/ Shari Withem Shari Withem	Co-Treasurer and Co-Chief Accounting Officer

/s/ Jennifer McMillon Jennifer McMillon	Co-Treasurer and Co-Chief Accounting Officer